Exhibit 99.2

Feldman Financial Advisors, Inc.

8804 Mirador Place

McLean, VA 22102

 (202) 467-6862

September 18, 2025

Board of Directors

Pioneer Federal Savings and Loan Association

202 North Main Street

Deer Lodge, Montana 59722

Members of the Board of Directors:

It is the opinion of Feldman Financial Advisors, Inc., that the subscription rights to be received by the eligible account holders and other eligible subscribers of Pioneer Federal Savings and Loan Association (“Pioneer Federal”) pursuant to the Plan of Conversion (the “Plan”) adopted by the Board of Directors of Pioneer Federal, do not have any ascertainable market value at the time of distribution or at the time the rights are exercised in the subscription offering.

According to the Plan, Pioneer Federal will convert from the mutual form of organization to the stock form of organization and merge with and into a newly formed stock bank to be known as Pioneer State Bank. In connection with the conversion, Pioneer Federal has organized a new stock holding company, PSB Financial, Inc. (the “Company”), which will offer shares of its common stock for sale in a subscription offering to eligible account holders and other eligible subscribers. Any shares of common stock that remain unsubscribed for in the subscription offering will be offered by the Company for sale in the community or syndicated community offerings to certain members of the general public. When the conversion and stock offering are completed, all of the capital stock of Pioneer State Bank will be owned by the Company, and all of the common stock of the Company will be owned by its stockholders.

Our opinion is based on the fact that the subscription rights are acquired by the recipients without cost, are legally non-transferable and of short duration, and afford the recipients the right only to purchase shares of common stock of the Company at a price equal to its aggregate estimated pro forma market value, which will be the same price at which any unsubscribed shares will be purchased in the community or syndicated community offerings.

Changes in the local and national economy, the legislative and regulatory environment, the stock market, interest rates, and other external factors may occur from time to time, often with great unpredictability, and may materially impact the value of financial institution common stocks as a whole or the value of the Company alone. Accordingly, no assurance can be given that persons who subscribe to shares of common stock in the subscription offering will thereafter be able to buy or sell such shares at the same price paid in the subscription offering.

Sincerely,

Feldman Financial Advisors, Inc.